                           OFFER TO PURCHASE FOR CASH
                                       BY
                             TRIARC COMPANIES, INC.
                                       OF
                   UP TO 5,500,000 SHARES OF ITS COMMON STOCK
   AT A PURCHASE PRICE NOT GREATER THAN $18.25 NOR LESS THAN $16.25 PER SHARE

--------------------------------------------------------------------------------
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON TUESDAY, APRIL 13, 1999 UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     Triarc Companies, Inc., a Delaware corporation (the 'Company'), invites its stockholders to tender shares of its Class A Common Stock, par value $.10 per share (the 'Class A Shares'), and shares of its Class B Common Stock, par value $.10 per share (the 'Class B Shares' and together with the Class A Shares, the 'Shares'), at prices not greater than $18.25 nor less than $16.25 per Share, net to the seller in cash, as specified by such stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the 'Offer'). Provided that a minimum of 3,500,000 Shares are validly tendered and not withdrawn, the Company will determine a single per Share price (not greater than $18.25 nor less than $16.25 per Share) that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn (the 'Purchase Price'), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 5,500,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $18.25 nor less than $16.25 per Share) pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned at the Company's expense to the stockholders who tendered such Shares. Stockholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to validly tender Shares.
                                --------------
     THE OFFER IS CONDITIONED UPON A MINIMUM OF 3,500,000 SHARES BEING VALIDLY TENDERED AND NOT WITHDRAWN (WHICH CONDITION MAY BE WAIVED BY THE COMPANY IN ITS SOLE DISCRETION). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.
                                --------------
THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY OF HIS OR HER SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

     The Class A Shares are listed and traded on the New York Stock Exchange (the 'NYSE') under the symbol 'TRY.' On March 9, 1999, the last full day of trading prior to the announcement of the Offer, the closing price per Class A Share on the NYSE Composite Tape was $15 7/8. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE CLASS A SHARES.

                                --------------
                      The Dealer Manager for the Offer is:
                        WASSERSTEIN PERELLA & CO., INC.
                                --------------

                The date of this Offer to Purchase is March 12, 1999.

                               TABLE OF CONTENTS

SUMMARY.....................................................................................................     5
INTRODUCTION................................................................................................     7
THE OFFER...................................................................................................     9
    1.      Number of Shares; Proration.....................................................................     9
    2.      Tenders by Holders of Fewer than 100 Shares.....................................................    10
    3.      Procedure for Tendering Shares..................................................................    11
    4.      Withdrawal Rights...............................................................................    14
    5.      Acceptance for Payment of Shares and Payment of Purchase Price..................................    15
    6.      Certain Conditions of the Offer.................................................................    16
    7.      Price Range of Shares; Dividends................................................................    18
    8.      Purpose of the Offer; Certain Effects of the Offer..............................................    19
    9.      Certain Information Concerning the Company......................................................    20
   10.      Source and Amount of Funds......................................................................    31
   11.      Interests of Directors and Officers; Transactions and Agreements Concerning the Shares..........    31
   12.      Regulatory Approvals............................................................................    32
   13.      Certain Federal Income Tax Consequences.........................................................    32
   14.      Extension of Tender Period; Termination; Amendments.............................................    34
   15.      Effects of the Offer on the Market for Shares; Registration Under the Exchange Act..............    35
   16.      Fees and Expenses...............................................................................    36
   17.      Miscellaneous...................................................................................    36

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) request such stockholder's broker, dealer, commercial bank, trust company or nominee to effect the transaction for such stockholder or
(2) complete the Letter of Transmittal, sign it in the place required, have such stockholder's signature thereon guaranteed if required by the Letter of Transmittal and forward it and any other required documents to Harris Trust and Savings Bank (the 'Depositary'), and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 hereof. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such person if such stockholder desires to tender such Shares. Stockholders who wish to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 hereof.

     TO PROPERLY TENDER SHARES, STOCKHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, Notice of Guaranteed Delivery or other tender offer materials may be directed to Georgeson & Company Inc. (the 'Information Agent') or Wasserstein Perella & Co., Inc. (the 'Dealer Manager') at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                   FORWARD-LOOKING STATEMENTS AND PROJECTIONS

     Certain statements herein that are not historical facts, including most importantly, those statements preceded by, followed by, or that include the words 'may,' 'believes,' 'expects,' 'anticipates,' or the negation thereof, or similar expressions, constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995 (the 'Reform Act'). Such forward-looking statements involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following: competition, including product and pricing pressures; success of operating initiatives; the ability to attract and retain customers; development and operating costs; advertising and promotional efforts; brand awareness; the existence or absence of adverse publicity; market acceptance of new product offerings; new product and concept development by competitors; changing trends in customer tastes; the success of multi-branding; availability, location and terms of sites of restaurant development by franchisees; the ability of franchisees to open new restaurants in accordance with their development commitments; the performance by material customers of their obligations under their purchase agreements; changes in business strategy or development plans; quality of management; availability, terms and development of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; availability and cost of raw materials and supplies; the success of the Company in identifying systems and programs that are not Year 2000 compliant; unexpected costs associated with Year 2000 compliance or the business risk associated with Year 2000 non-compliance by customers and/or suppliers; general economic, business and political conditions in the countries and territories in which the Company operates, including the ability to form successful strategic business alliances with local participants; changes in, or failure to comply with, government regulations; regional weather conditions; changes in wholesale propane prices; the costs and other effects of legal and administrative proceedings; the impact of general economic conditions on consumer spending; and other risks and uncertainties referred to herein and the documents incorporated by reference herein. The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is the Company's policy generally not to make any specific projections as to future earnings, and the Company does not endorse any projections regarding future performance that may be made by third parties.

                                    SUMMARY

     This general summary is solely for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase.

Purchase Price............................  The Company will select a single Purchase Price which will be not greater than $18.25 nor less than $16.25. Each stockholder desiring to tender Shares must specify in the Letter of Transmittal the minimum price (not greater than $18.25 nor less than $16.25 per
                                            Share) at which such stockholder is willing to have his or her Shares purchased by the Company.
Number of Shares to be Purchased; Minimum
  Condition...............................  5,500,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $18.25 nor less than $16.25 per share). The Offer is conditioned upon, among other things, a minimum of 3,500,000 Shares being validly tendered and not withdrawn (which condition may be waived by the Company in its sole discretion).
How to Tender Shares......................  See Section 3. Call the Information Agent, Georgeson & Company Inc.,
                                            at (212) 440-9800, the Dealer Manager, Wasserstein Perella & Co.,
                                            Inc., at (212) 969-2700 or consult your broker for assistance.
Brokerage Commissions.....................  None for registered stockholders who tender their Shares directly to the Depositary. Stockholders holding Shares through brokers or banks are urged to consult such brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the Depositary.
Stock Transfer Tax........................  None, if payment is made to the registered holder.
Expiration and Proration Dates............  Tuesday, April 13, 1999, at 12:00 Midnight, New York City time, unless extended by the Company.
Payment Date..............................  As promptly as practicable after the termination of the Offer.
Position of the Company and its
  Directors...............................  The Board of Directors of the Company has unanimously approved the
                                            Offer. However, neither the Company nor its Board of Directors makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make his or her own decision as to whether to tender Shares and, if so, how many
                                            Shares to tender and at what price or prices. The Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer.
Withdrawal Rights.........................  Tendered Shares may be withdrawn at any time until 12:00 Midnight,
                                            New York City time, on Tuesday, April 13, 1999 unless the Offer is extended by the Company, and, unless previously purchased, after
                                            12:00 Midnight, New York City time, on Thursday, May 6, 1999. See
                                            Section 4.

Odd Lots..................................  There will be no proration of Shares tendered by any stockholder owning beneficially or of record less than 100 Shares as of the close of business on March 10, 1999 and as of the Expiration Date, if such stockholder tenders all such Shares at or below the Purchase Price prior to the Expiration Date and checks the 'Odd Lots' box in the
                                            Letter of Transmittal. See Section 1.
Lost or Destroyed Certificates............  Contact the Depositary at (212) 701-7624 immediately for assistance.
                                            Also see Section 3 for instructions for tendering lost, destroyed or misplaced certificates.

                                                                  March 12, 1999

To the Holders of Class A Common Stock
and Class B Common Stock
of Triarc Companies, Inc.:

                                  INTRODUCTION

     Triarc Companies, Inc., a Delaware corporation (the 'Company'), invites its stockholders to tender shares of its Class A Common Stock, par value $.10 per share (the 'Class A Shares'), and shares of its Class B Common Stock, par value $.10 per share (the 'Class B Shares' and together with the Class A Shares, the 'Shares'), at prices not greater than $18.25 nor less than $16.25 per Share in cash, as specified by such stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the 'Offer').

     Provided that a minimum of 3,500,000 Shares are validly tendered and not withdrawn, the Company will determine a single per Share price (not greater than $18.25 nor less than $16.25 per Share), net to the seller in cash (the 'Purchase Price'), that it will pay for the Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by the tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 5,500,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $18.25 nor less than $16.25 per Share) pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described below.

     THE OFFER IS CONDITIONED UPON A MINIMUM OF 3,500,000 SHARES BEING VALIDLY TENDERED AND NOT WITHDRAWN (WHICH CONDITION MAY BE WAIVED BY THE COMPANY IN ITS SOLE DISCRETION). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     The Purchase Price will be paid, in cash, net to the seller, with respect to all Shares purchased. Tendering stockholders will not be obligated to pay brokerage commissions for Shares tendered to the Depositary, solicitation fees or, subject to the Instructions as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL OR A FORM W-8 OBTAINED FROM THE DEPOSITARY MAY BE SUBJECT TO REQUIRED FEDERAL BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. IN ADDITION, CERTAIN NON-U.S. STOCKHOLDERS MAY BE SUBJECT TO A 30% FEDERAL WITHHOLDING TAX. SEE SECTIONS 3 AND
13. The Company will pay certain charges and expenses of Wasserstein Perella & Co., Inc. (the 'Dealer Manager'), Harris Trust and Savings Bank (the 'Depositary') and Georgeson & Company Inc. (the 'Information Agent') incurred in connection with the Offer.

     Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 5,500,000 Shares are validly tendered at or below the Purchase Price and not withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined in Section 1) who validly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other stockholders who validly tender at prices at or below the Purchase Price (and do not withdraw them prior to the expiration of the Offer). See Section 1. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned at the Company's expense to the stockholders who tendered such Shares.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY OF HIS OR HER SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE

OR PRICES. THE COMPANY HAS BEEN INFORMED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     The Offer provides stockholders who may have viewed favorably the opportunity to sell Shares pursuant to the recently withdrawn proposal by two executive officers of the Company to acquire all of the outstanding Shares of the Company the opportunity to sell their Shares to the Company. The Offer also provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not greater than $18.25 nor less than $16.25 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to sell those Shares for cash without, where Shares are tendered by the registered owner thereof directly to the Depositary, the usual transaction costs associated with market sales. In addition, stockholders owning fewer than 100 Shares whose Shares are purchased pursuant to the Offer and who tender directly not only will avoid the payment of brokerage commissions but also will avoid any applicable odd-lot discounts payable on a sale of their Shares in a NYSE transaction. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company and in the Company's future earnings and assets subject to the Company's right to issue additional Shares and other equity securities in the future.

     As of February 28, 1999, the Company had issued and outstanding 29,317,091 Shares. In addition, 3,407,400 Class A Shares were issuable upon conversion of the Company's $360,000,000 principal amount at maturity Zero Coupon Subordinated Convertible Debentures due 2018 (the 'Zero Coupon Debentures') and 9,125,250 Class A Shares were issuable upon the exercise of outstanding stock options. The 5,500,000 Shares that the Company is offering to purchase represent approximately 18.8% of the Shares outstanding (approximately 13.1% assuming the conversion of all Zero Coupon Debentures and the exercise of all outstanding options).

     The Class A Shares are listed and traded on the New York Stock Exchange (the 'NYSE') under the symbol 'TRY.' The Class B Shares are not publicly traded on any stock exchange or over-the-counter market. On March 9, 1999, the last full day of trading prior to the announcement of the Offer, the closing price per Class A Share on the NYSE Composite Tape was $15 7/8. See Section 7. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE CLASS A SHARES.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION

     Upon the terms and subject to the conditions of the Offer, the Company will purchase up to 5,500,000 Shares (or such lesser number of Shares that are validly tendered and not withdrawn in accordance with Section 4) prior to the Expiration Date at a price (determined in the manner set forth below) not greater than $18.25 nor less than $16.25 per Share. The later of 12:00 midnight, New York City time, on Tuesday, April 13, 1999 or the latest time and date to which the Offer is extended by the Company, is referred to herein as the 'Expiration Date.' See Section 14 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer.

     The Company will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 5,500,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn at prices not greater than $18.25 nor less than $16.25 per Share) pursuant to the Offer.

     THE OFFER IS CONDITIONED UPON A MINIMUM OF 3,500,000 SHARES BEING VALIDLY TENDERED AND NOT WITHDRAWN (WHICH CONDITION MAY BE WAIVED BY THE COMPANY IN ITS SOLE DISCRETION). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     The Company expressly reserves the right, in its sole discretion but subject to certain applicable legal requirements, to purchase more than 5,500,000 Shares or less than 3,500,000 Shares pursuant to the Offer, but does not currently plan to do so. In accordance with applicable regulations of the Securities and Exchange Commission (the 'Commission'), the Company may purchase pursuant to the Offer, an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the Dealer Manager's fee, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 14, the Offer will be extended until the expiration of ten business days from the date of the publication of such notice.

     The Company also expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. See Section 14. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

     For purposes of the Offer, a 'business day' means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     In accordance with Instruction 5 of the Letter of Transmittal, each stockholder must make his or her own decision as to whether to tender Shares and, if so, how many Shares to tender and at what price or prices. As promptly as practicable following the Expiration Date, the Company will determine the Purchase Price (not greater than $18.25 nor less than $16.25 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. All Shares purchased pursuant to the Offer will be purchased at the Purchase Price. The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn, upon the terms and conditions of the Offer, including the terms thereof relating to proration. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the stockholders who tendered such Shares.

     Priority. If the number of Shares validly tendered on or prior to the Expiration Date (and not withdrawn in accordance with Section 4) is greater than 3,499,999 and less than or equal to 5,500,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered. Upon the terms and subject to the conditions of the Offer, if more than 5,500,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase validly tendered Shares in the following order of priority:

          (i) first, all Shares tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined in Section 2) who:

             (a) validly tenders all of such Shares beneficially owned by such Odd Lot Holder (partial tenders will not qualify for this preference); and

             (b) completes the box captioned 'Odd Lots' on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

          (ii) second, after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

     Proration. In the event that proration of tendered Shares is required, the Company will determine the proration factor as promptly as practicable after the Expiration Date. Proration for each stockholder tendering Shares, other than Odd Lot Holders satisfying clause (i) above, will be based on the ratio of the number of Shares validly tendered by such stockholder at or below the Purchase Price to the total number of Shares validly tendered by all stockholders, other than Odd Lot Holders satisfying clause (i) above, at or below the Purchase Price. This ratio will be applied to stockholders validly tendering Shares, other than Odd Lot Holders satisfying clause (i) above, to determine the number of Shares (in certain cases rounded up to the nearest whole Share) that will be purchased from each such stockholder pursuant to the Offer. Although the Company does not expect that it will be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately seven NYSE trading days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders can obtain such preliminary information from the Dealer Manager or the Information Agent and may also be able to obtain such information from their brokers.

     As described in Section 13, the number of Shares that the Company will purchase from a stockholder may affect the U.S. federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

     Copies of this Offer to Purchase and the Letter of Transmittal are being mailed on or about March 12, 1999 to record holders of Shares as of the close of business on March 10, 1999 and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES

     The Company, upon the terms and conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by or on behalf of stockholders who beneficially owned an aggregate of fewer than 100 Shares as of the close of business on March 10, 1999 and on the Expiration Date ('Odd Lot Holders'). See Section 1. To avoid proration, however, an Odd Lot Holder must validly tender at or below the Purchase Price all such Shares that such Odd Lot Holder beneficially owns. This preference is not available to partial tenders or to beneficial holders of 100 or more Shares in the aggregate, even if such holders have separate stock certificates for fewer than 100 Shares. Any Odd Lot Holder who wishes to tender all of his or her Shares pursuant to this Section must complete the box captioned 'Odd Lots' on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. By accepting the Offer, a stockholder owning an aggregate of fewer than 100 Shares and who tenders directly to the Depositary will avoid the payment of brokerage commissions and any applicable odd-lot discount payable on a sale of Shares in a transaction effected on a securities exchange, including the NYSE.

     As of March 10, 1999 there were approximately 4,277 holders of record of Shares. Approximately 69.5% of these holders, holding in the aggregate approximately 59,307 Shares, held fewer than 100 Shares. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to estimate the number of beneficial Odd Lot Holders or the aggregate number of Shares they own.

3. PROCEDURE FOR TENDERING SHARES

     Proper Tender of Shares. To validly tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedure described below.

     In addition, Odd Lot Holders who tender all such Shares must complete the box captioned 'Odd Lots' on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

     IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, IN ORDER TO TENDER SHARES PURSUANT TO THE OFFER, A STOCKHOLDER MUST EITHER (A) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED 'SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION' OR (B) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED 'SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER.'

     A STOCKHOLDER WHO WISHES TO MAXIMIZE THE CHANCE THAT HIS OR HER SHARES WILL BE PURCHASED AT THE RELEVANT PURCHASE PRICE SHOULD CHECK THE BOX ON THE RELEVANT LETTER OF TRANSMITTAL MARKED, 'SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION.' NOTE THAT THIS ELECTION COULD RESULT IN SUCH STOCKHOLDER'S SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $16.25 PER SHARE. A STOCKHOLDER WHO WISHES TO INDICATE A SPECIFIC PRICE (IN MULTIPLES OF $.25) AT WHICH SUCH STOCKHOLDER'S SHARES ARE BEING TENDERED MUST CHECK A BOX UNDER THE SECTION CAPTIONED 'SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER' ON THE LETTER OF TRANSMITTAL IN THE TABLE LABELED 'PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED.' A STOCKHOLDER WHO WISHES TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH SUCH SHARES ARE BEING TENDERED. THE SAME SHARES CANNOT BE TENDERED AT MORE THAN ONE PRICE.

     A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE APPROPRIATE LETTER OF TRANSMITTAL EITHER THE BOX IN THE SECTION CAPTIONED 'SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION' OR ONE OF THE BOXES IN THE SECTION CAPTIONED 'SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDERS' IS CHECKED.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the 'Book-Entry Transfer Facility') for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of Shares

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

may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term 'Agent's Message' means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a book-entry confirmation which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States, in each case which is a participant in an approved signature Guarantee Medallion Program (each of the foregoing being referred to as an 'Eligible Institution'). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the holder of the Shares) tendered therewith and such holder has not completed the box entitled 'Special Payment Instructions' or 'Special Delivery Instructions' on the Letter of Transmittal or
(b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal.

     If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described below), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), or an Agent's Message in connection with a book-entry transfer, together with any other documents required by the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver such Share certificates to the Depositary prior to the Expiration Date (or the procedure for book-entry transfer cannot be complied with in a timely manner) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) the Depositary receives (by hand, mail, overnight courier or facsimile transmission) on or prior to the Expiration Date a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company with this Offer to Purchase (indicating the price at which the Shares are being tendered), including (where required) a guarantee by an Eligible Institution in the form set forth in such Notice; and

          (iii) the certificates for such Shares in proper form for transfer (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer

     Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, within three NYSE trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     United States Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payer) and certifies under penalties of perjury that such number is correct. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that it is not subject to backup withholding. If the Depositary is not provided with the correct taxpayer identification number, the stockholder may also be subject to certain penalties imposed by the United States Internal Revenue Service ('IRS'). Certain stockholders (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section
13)) are not subject to these backup withholding and information reporting requirements. In order for a Non-U.S. Holder to qualify as an exempt recipient, such stockholder must submit a completed IRS Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. Such forms can be obtained from the Depositary. Backup withholding is not an additional tax; any amounts so withheld may be credited against the United States federal income tax liability of the beneficial holder subject to the withholding. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

     TO PREVENT UNITED STATES FEDERAL BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS PURSUANT TO THE OFFER, EACH STOCKHOLDER THAT DOES NOT OTHERWISE ESTABLISH AN EXEMPTION MUST PROVIDE THE DEPOSITARY A COMPLETED AND SIGNED SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL OR A FORM W-8 OBTAINED FROM THE DEPOSITARY.

     For a discussion of certain United States federal income tax consequences to tendering stockholders whose Shares are purchased pursuant to the Offer, see Section 13.

     United States Withholding For Non-U.S. Holders. Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income tax equal to 30% of the gross payments payable to a Non-U.S. Holder or his agent pursuant to the Offer unless the Depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. The Depositary will determine the applicable rate of withholding by reference to a stockholder's address, unless the facts and circumstances indicate that such reliance is not warranted or applicable law requires otherwise. In order to obtain an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets the 'complete redemption,' 'substantially disproportionate' or 'not essentially equivalent to a dividend' test described in Section 13 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

     NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

     Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to such stockholder.

     Tendering Stockholder's Representations and Warranties; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), for a person acting alone or with others, directly or indirectly, to tender Shares for his or her own account unless at the time of the tender and at the Expiration Date the person so tendering (a) has a net long position equal to or greater than the amount of (i) Shares tendered or (ii) other securities immediately convertible into, exercisable or exchangeable for the amount of Shares tendered and, upon acceptance of his or her tender by the Company, will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (b) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any methods of delivery set forth herein above will constitute the tendering stockholder's representation and warranty that (a) such stockholder has a 'net long position' in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (b) such tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Shares it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in the tender of any particular Shares. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders or incur any liability for failure to give any such notice.

     Stockholders whose certificates for their Shares have been lost, stolen, misplaced or destroyed must contact the Depositary at (212) 701-7624 for instructions as to documents which will be required to be submitted together with the Letter of Transmittal in order to replace certificate(s) representing the Shares. SUCH STOCKHOLDERS ARE ADVISED TO CONTACT THE DEPOSITARY IMMEDIATELY TO PERMIT TIMELY PROCESSING OF SUCH DOCUMENTATION.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENT DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to this Offer are irrevocable. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to

Purchase, may also be withdrawn at any time after 12:00 midnight, New York City time on Thursday May 6, 1999.

     For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification. Withdrawal may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following any of the procedures described in Section 3.

5. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer, and as promptly as practicable after the Expiration Date, the Company will determine the Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices specified by tendering stockholders, and will (subject to the proration provisions of the Offer) accept for payment and pay for (and thereby purchase) Shares validly tendered at or below the Purchase Price and not withdrawn as permitted in Section 4 as promptly as practicable after the Expiration Date.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), or, in the case of book-entry transfer, an Agent's Message, in each case together with any other required documents.

     For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased), subject to the proration provisions of the Offer, shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to tendering stockholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as promptly as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders by the Company, regardless of any delay in making such payment.

     Certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with a Book-Entry Transfer Facility) to the tendering stockholder at the Company's expense as promptly as practicable following the Expiration Date or termination of the Offer. Payment for Shares may be delayed in the event of difficulty in determining the number of Shares validly tendered or if proration is required. See Section 1. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

     As provided in Rules 13e-4(f)(4) and (8)(ii) under the Exchange Act, the Company will pay the same amount per Share for each Share accepted pursuant to the Offer.

     The Company will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of payment of such taxes, or exemption therefrom, is submitted. See Instruction 7 to the Letter of Transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTED FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL OR A FORM W-8 OBTAINED FROM THE DEPOSITARY MAY BE SUBJECT TO REQUIRED BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR PAYEE. SEE SECTIONS 3 AND 13.

6. CERTAIN CONDITIONS OF THE OFFER

     The Offer is conditioned upon a minimum of 3,500,000 Shares being validly tendered and not withdrawn at prices not greater than $18.25 nor less than $16.25 (which condition may be waived by the Company in its sole discretion). In addition, notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, and payment for, Shares tendered (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) if at any time on or after April 13, 1999 and prior to the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following shall have occurred (or shall have been determined by the Company to have occurred) that in the Company's sole judgment, in any such case and regardless of the circumstances giving rise thereto, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment (including any action or omission to act by the Company):

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal which (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or (ii) in the Company's sole judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or

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

     otherwise materially impair in any way the contemplated future conduct of the business of the Company and any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal which, in the Company's sole judgment, could directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;
     (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or
     (iv) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's sole judgment, could adversely affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof or (vii) any decline in either the Dow Jones Industrial Average (9772.84 at the close of business on March 10, 1999) or the Standard and Poor's Index of 500 Industrial Companies (1286.84 at the close of business on March 10, 1999) by an amount in excess of 10% measured from the close of business on March 10, 1999;

          (d) any tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by any person or entity;

          (e) there shall have occurred any event or events that have resulted, or may in the sole judgment of the Company result, in an actual or threatened change that could have a material adverse effect on the business, condition (financial or other), income, operations, stock ownership or prospects of the Company and its subsidiaries, taken as a whole;

          (f)(i) any person, entity or 'group' (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than a person, entity or group which had publicly disclosed such ownership in a
     Schedule 13D or 13G (or an amendment thereto) on file with the Securities and Exchange Commission (the 'Commission') prior to March 9, 1999), (ii) any such person, entity or group which had filed a Schedule 13D or Schedule 13G prior to such date shall have acquired, or proposed to acquire, beneficial ownership of an additional 2% or more of the outstanding Shares (options for and other rights to acquire Shares which are so acquired or proposed to be acquired being deemed for this purpose to be immediately exercisable) or (iii) any person, entity, or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities other than in a transaction authorized by the Board of Directors of the Company; or

          (g) the Offer would, if consummated, result in the delisting of the Class A Shares from the NYSE.

          (h) the Offer would violate, or cause a breach or default under, the terms of any agreement that the Company or any of its subsidiaries is a party to.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. In certain circumstances, if the Company waives any of the foregoing conditions, it may be required to extend the Expiration Date of the Offer. Any determination by the Company concerning the events described above will be final and binding on all parties.

7. PRICE RANGE OF SHARES; DIVIDENDS

     The Class A Shares are listed and principally traded on the NYSE under the symbol 'TRY.' The Class B Shares are not publicly traded on any stock exchange or over-the-counter market. The following table sets forth the high and low sales prices of the Class A Shares, as reported on the NYSE Composite Tape for the fiscal periods indicated:

                                 FISCAL QUARTER

                                                                                              HIGH            LOW
                                                                                          ------------    ------------

Fiscal Year 1997(1)
     1st Quarter.......................................................................       $18            $11 1/2
     2nd Quarter.......................................................................        23 5/8         15 7/8
     3rd Quarter.......................................................................        23 1/8         18
     4th Quarter.......................................................................        25 1/4         17 5/8
Fiscal Year 1998
     1st Quarter.......................................................................       $28 1/4        $23
     2nd Quarter.......................................................................        27 3/4         21 1/2
     3rd Quarter.......................................................................        23 1/4         14 1/2
     4th Quarter.......................................................................        16 1/2         12 3/8
Fiscal Year 1999
     1st Quarter (through March 9).....................................................       $16 5/8        $14 3/4

------------

(1) Effective January 1, 1997, the Company adopted a 52/53 week fiscal convention for itself and each subsidiary (other than National Propane Corporation) pursuant to which the Company's fiscal year (and that of such subsidiaries) will end on the Sunday that is closest to December 31. Each fiscal year generally will be comprised of four 13-week fiscal quarters, although in some years the fourth quarter will represent a 14-week period. Accordingly, in 1997 the Company's first fiscal quarter ended on March 30, 1997, its second fiscal quarter ended on June 29, 1997, its third fiscal quarter ended on September 28, 1997 and its 1997 fiscal year ended on December 28, 1997. In 1998, the Company's first fiscal quarter ended on March 29, 1998, its second fiscal quarter ended on June 28, 1998, its third fiscal quarter ended on September 29, 1998 and its fourth fiscal quarter ended on January 3, 1999.

     During the past two years, the Company has not paid dividends with respect to its Class A Common Shares or its Class B Common Shares. Because the Company is predominantly a holding company, its ability to service debt and pay dividends, including dividends on the Common Shares, is primarily dependent upon (in addition to its cash, cash equivalents and short term investments on hand) cash flows from its subsidiaries. Under the terms of various indentures and credit agreements which govern the Company's principal subsidiaries, the Company's principal subsidiaries are subject to certain restrictions on their ability to pay dividends and/or make loans or advances to the Company. The ability of any of the Company's subsidiaries to pay cash dividends and/or make loans or advances to the Company is also dependent upon the respective abilities of such entities to achieve sufficient cash flows after satisfying their respective cash requirements, including debt service, to enable the payment of such dividends or the making of such loans or advances.

8. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     The Company believes that the purchase of the Shares will benefit the Company and its stockholders over the long term by enhancing earnings per Share. The Company also believes that this is an attractive time for the Company to make such purchases, given its financial condition and outlook and current market conditions. Prior to the announcement of the Offer, the Company has been considering a variety of alternatives for the use of excess cash with the goal of enhancing stockholder value. The Board of Directors has determined that the Offer accomplishes this objective in an efficient manner.

     The Offer also provides stockholders who may have viewed favorably the opportunity to sell Shares pursuant to the recently withdrawn proposal by two executive officers of the Company to acquire all of the outstanding Shares of the Company the opportunity to sell their Shares to the Company.

     The Company believes that the Offer will afford to stockholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price at which they are willing to sell their Shares and, in the event the Company accepts such Shares for purchase, to dispose of Shares without the usual transaction costs associated with a market sale. The Offer gives stockholders an opportunity to sell their Shares at a price greater than the prevailing market prices of the Class A Shares prior to the announcement of the Offer. The Offer will also allow Odd Lot Holders whose Shares are tendered directly to the Depositary and purchased pursuant to the Offer to avoid the payment of brokerage commissions and any applicable odd-lot discount payable on a sale of Shares in a transaction effected on a securities exchange. To the extent the purchase of Shares in the Offer results in a reduction in the number of stockholders of record, the costs to the Company for services to stockholders should be reduced.

     The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Stockholders who determine not to accept the Offer will obtain a proportionate increase in their ownership interest in the Company. After consummation of the Offer, increases or decreases in net income or losses will likely be reflected in greater increases or decreases in earnings or losses per Share than is presently the case because of the smaller number of Shares outstanding thereafter. Consummation of the Offer will decrease the public float of the Company and will result in an increase in the percentage of outstanding Shares owned beneficially by the Company's directors and executive officers. See Section 11. However, the Company believes that consummation of the Offer will not (i) cause the remaining Shares to be delisted from the NYSE, (ii) result in the Shares no longer being 'margin securities' for the purposes of the Federal Reserve Board's margin regulations or (iii) result in the Shares becoming eligible for deregistration under the Exchange Act. See Section 15.

     This Offer supersedes any other share repurchase program previously authorized by the Company's Board of Directors. However, the Company may in the future purchase Shares on the open market, in privately negotiated transactions, through tender offers or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of the Offer. Rule 13e-4 under the Exchange Act, however, prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any future purchases of Shares by the Company would depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     Shares that the Company acquires pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Company without further stockholder action (except as may be required by applicable law or the rules of the New York Stock Exchange). Such Shares could be issued without stockholder approval for among other things, acquisitions, the raising of additional capital for use in the Company's business, stock dividends or in connection with employee stock option and other plans or a combination thereof.

     The Board of Directors of the Company has unanimously approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to any stockholder as to whether to tender all or any of his or her Shares. Each stockholder must make his or her own decision as to whether to tender Shares and, if so, how many Shares to tender and at what price or prices. The Company has been advised that no director or executive officer of the Company intends to tender Shares pursuant to the Offer.

     Except as disclosed in this Offer to Purchase, the Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
(c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Certificate of Incorporation or By-Laws, as amended, or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

9. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is predominantly a holding company which, through its subsidiaries, is a leading premium beverage company (Snapple Beverage Corp., Mistic Brands, Inc. and Cable Car Beverage Corporation), a restaurant franchisor (Arby's, Inc. d/b/a Triarc Restaurant Group) and a soft drink concentrates producer (Royal Crown Company, Inc.).

     The Company also holds an equity interest in the liquefied petroleum gas business through National Propane Corporation, the managing general partner of National Propane Partners, L.P. and its operating subsidiary partnership, National Propane, L.P.

     The Company's corporate predecessor was incorporated in Ohio in 1929. The Company reincorporated in Delaware, by means of a merger, in June 1994. The Company's principal executive offices are located at 280 Park Avenue, New York, New York 10017. Its telephone number is (212) 451-3000.

RECENT DEVELOPMENTS

     On October 12, 1998, Nelson Peltz, the Chairman and Chief Executive Officer of the Company, and Peter W. May, the President and Chief Operating Officer of the Company, made a proposal to acquire all of the outstanding Shares of the Company that are not owned by them or their affiliates for $18 per Share, payable in cash and securities. A special committee of the Board of Directors of the Company was formed to evaluate Messrs. Peltz and May's proposal. However, on March 10, 1999, the Company announced that Messrs. Peltz and May had decided to withdraw their offer because they believed it was not in the best interests of the Company's stockholders at that time.

     On February 25, 1999, subsidiaries of the Company completed the sale of $300 million principal amount of 10 1/4% senior subordinated notes due 2009, pursuant to Rule 144A of the Securities Act of 1933, as amended, and concurrently entered into a new $535 million senior secured credit facility. In addition, on such date the Company's subsidiary RC/Arby's Corporation delivered a notice of redemption to holders of its $275 million principal amount 9 3/4% senior secured notes due 2000. The redemption will occur on March 30, 1999.

     On February 26, 1999, Snapple Beverage Corp. acquired Millrose Distributors, Inc. ('Millrose') for $17.25 million in cash, subject to adjustment. Prior to the acquisition, Millrose was the largest non-company owned distributor of Snapple'r' products and the second largest distributor of Stewart's'r' products in the United States. Millrose's distribution territory, which includes parts of New Jersey, is contiguous to that of Mr. Natural, Inc., our company-owned New York City and Westchester County distributor. In 1998, Millrose had net sales of $39 million.

     On January 29, 1999, the Company's subsidiary National Propane Corporation ('NPC'), the managing general partner of National Propane Partners, L.P. (the 'Partnership'), announced that it had eliminated the Partnership's quarterly distribution to common unitholders. NPC also announced that it was considering various strategic alternatives to maximize the value of the Partnership and is in active discussions with several third parties concerning a sale or merger of the Partnership.

     The Company and its subsidiary Triarc Consumer Products Group, LLC ('TCPG') are in the process of closing their accounting records for the consolidated financial statements of the Company and its subsidiaries ('Triarc's Financial Statements') and the combined financial statements of TCPG and its subsidiaries ('TCPG's Financial Statements') for the fiscal 1998 year-end and fourth quarter. While the results of operations of TCPG are not the same as those of the Company, they represent all of its subsidiaries' 1998 revenues and are a significant component of the Company's 1998 results of operations. Such estimates of preliminary 1998 fourth quarter results are subject to any adjustments that may result from completion of the 1998 fiscal year-end closing of the accounting records and the preparation of the Company's and TCPG's Financial Statements and the audits thereon. Accordingly, the estimates for the 1998 fiscal fourth quarter of TCPG and its subsidiaries set forth below are subject to material adjustment. Undue reliance should not be placed on these estimates. Based on preliminary unaudited operating results for TCPG, the initial unaudited estimate of revenues for TCPG for the fiscal quarter ended January 3, 1999 (comprised of 14 weeks) is $163.0 million and the initial unaudited estimate of EBITDA (defined as operating profit (loss) plus depreciation and amortization (excluding amortization of deferred financing costs)) for TCPG for such quarter falls within a range of $33.0 million to $38.0 million. Revenues for TCPG for the fourth fiscal quarter of 1997 (comprised of 13 weeks) were $158.2 million and EBITDA was $25.5 million.

        SUMMARY UNAUDITED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     Set forth below is certain summary unaudited historical consolidated financial information of the Company and its subsidiaries. The historical financial information as of and for the years ended December 31, 1996 and December 28, 1997 was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 28, 1997 (the 'Form 10-K'). The historical financial operating information (other than the ratio of earnings to fixed charges for the nine months ended September 27, 1998 and common shares outstanding) for the nine months ended September 28, 1997 and September 27, 1998 and the balance sheet information as of September 27, 1998 were derived from the unaudited condensed consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 27, 1998 (the 'Form 10-Q').
The historical balance sheet information as of September 28, 1997 was derived from an unaudited condensed consolidated balance sheet prepared by the Company. The historical ratio of earnings to fixed charges for the nine months ended September 27, 1998 was derived from an unaudited statement of ratio of earnings to fixed charges prepared by the Company. The results of such operations for the nine months ended September 28, 1997 and September 27, 1998 are not indicative of what may be expected for the full year due to the seasonal nature of the Company's operations. More comprehensive financial information is included in the Form 10-K and Form 10-Q reports referred to above and the financial information which follows is qualified in its entirety by reference to such reports and all of the consolidated financial statements and related notes contained therein, copies of which may be obtained as set forth in Section 17 'Miscellaneous.'

                                                                YEAR ENDED                   NINE MONTHS ENDED
                                                       ----------------------------    ------------------------------
                                                       DECEMBER 31,    DECEMBER 28,    SEPTEMBER 28,    SEPTEMBER 27,
                                                         1996            1997              1997             1998
                                                       ------------    ------------    -------------    -------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIO)
STATEMENT OF OPERATIONS INFORMATION:
    Revenues........................................     $928,185       $  861,321      $   656,005      $   651,975
    Operating profit (loss).........................      (17,853)(2)       26,962(3)         8,400(5)        61,497(6)
    Income (loss) from continuing operations........      (13,698)(2)      (20,553)(3)      (23,310)(5)       11,916(6)
    Income (loss) before extraordinary items........       (8,485)             165          (21,406)          14,516
    Net income (loss)...............................      (13,901)(2)       (3,616)(3)      (24,360)(5)       14,516(6)
    Income (loss) per share:
         Basic:
              Continuing operations.................         (.46)            (.68)            (.78)             .39
              Discontinued operations...............          .18              .69              .07              .08
              Extraordinary items...................         (.18)            (.13)            (.10)              --
              Net income (loss).....................         (.46)            (.12)            (.81)             .47
         Diluted:
              Continuing operations.................         (.46)            (.68)            (.78)             .37
              Discontinued operations...............          .18              .69              .07              .08
              Extraordinary items...................         (.18)            (.13)            (.10)              --
              Net income (loss).....................         (.46)            (.12)            (.81)             .45
    Weighted average common shares:
         Basic......................................       29,898           30,132           29,959           30,681
         Diluted....................................       29,898           30,132           29,959           32,148
    Ratio of earnings to fixed charges (1)..........           --               --               --              1.5x
    Deficiency of earnings to cover fixed charges
       (1)..........................................       (3,935)         (23,090)         (29,060)              --
BALANCE SHEET INFORMATION (AT END OF PERIOD):
    Working capital.................................      195,175          130,086          126,619          217,095
    Total assets....................................      831,785        1,004,873        1,113,415        1,076,599
    Total assets less unamortized costs in excess of
       net assets of acquired companies.............      630,944          725,648          827,638          805,582
    Total indebtedness..............................      560,221          619,012          721,906          713,446
    Stockholders' equity (deficit)..................        6,765           43,988(4)       (15,140)           6,546
    Book value (deficit) per share..................          .23             1.39             (.50)             .22
    Common shares outstanding.......................       29,884           31,597(4)        30,035           29,310

NOTES TO SUMMARY UNAUDITED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

(1) For purposes of calculating the ratio of earnings to fixed charges or the deficiency of earnings to cover fixed charges, 'earnings' consists of income
    (loss) from continuing operations before income taxes and minority interests plus fixed charges. 'Fixed charges' consist of (i) interest on all indebtedness, including amortization of deferred financing costs and original issue discount relating to outstanding long-term debt and (ii) the interest portion of rent expense, which is deemed for this purpose to be approximately one-third of rent expense.

(2) Reflects certain significant charges and credits recorded during the year ended December 31, 1996 as follows: $73,100,000 charged to operating loss representing a $64,300,000 charge for a reduction in the carrying value of long-lived assets impaired or to be disposed and $8,800,000 of facilities relocation and corporate restructuring; $1,279,000 charged to loss from continuing operations representing the aforementioned $73,100,000 charged to operating loss less $77,000,000 of gains on sale of businesses, net and plus $5,179,000 of income tax provision relating to the aggregate of the above net credits; and $6,695,000 charged to net loss representing the aforementioned $1,279,000 charged to loss from continuing operations and a $5,416,000 extraordinary charge from the early extinguishment of debt.

(3) Reflects certain significant charges and credits recorded during the year ended December 28, 1997 as follows: $38,890,000 charged to operating profit representing a $31,815,000 charge for acquisition related costs and $7,075,000 of facilities relocation and corporate restructuring; $20,444,000 charged to loss from continuing operations representing the aforementioned $38,890,000 charged to operating profit less $4,955,000 of gain on sale of businesses, net and $13,491,000 of income tax benefit relating to the aggregate of the above net charges; and $4,716,000 charged to net loss representing the aforementioned $20,444,000 charged to loss from continuing operations less $19,509,000 of gain on disposal of discontinued operations and plus a $3,781,000 extraordinary charge from the early extinguishment of debt.

(4) On November 25, 1997, in connection with a business acquisition, the Company issued 1,566,858 shares of its common stock with a value of $37,409,000 at that date for all of the outstanding stock of such business and 154,931 stock options with a value of $2,788,000 at that date in exchange for all of the outstanding stock options of such business resulting in an increase in stockholders' equity of $40,197,000.

(5) Reflects certain significant charges recorded during the nine months ended September 28, 1997 as follows: $39,790,000 charged to operating profit representing a $32,440,000 charge for acquisition related costs and $7,350,000 of facilities relocation and corporate restructuring; $24,319,000 charged to loss from continuing operations representing the aforementioned $39,790,000 charged to operating profit less $15,471,000 of income tax benefit relating to such charges; and $27,273,000 charged to net loss, representing the aforementioned $24,319,000 charged to loss from continuing operations and a $2,954,000 extraordinary charge from the early extinguishment of debt.

(6) Reflects certain significant charges and credits recorded during the nine months ended September 27, 1998 as follows: $1,500,000 charged to operating profit related to severance arrangements; $3,058,000 credited to income from continuing operations representing $6,487,000 of gain on sale of businesses, net, less the aforementioned $1,500,000 charged to operating profit and $1,929,000 of income tax provision relating to the aggregate of the above net credits; $5,658,000 credited to net income, representing the aforementioned $3,058,000 credited to income from continuing operations and $2,600,000 of gain on disposal of discontinued operations.

         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following summary unaudited pro forma consolidated financial information has been prepared by adjusting the Summary Unaudited Historical Consolidated Financial Information included elsewhere herein as of and for the year ended December 28, 1997 and as of and for the nine months ended September 27, 1998. The pro forma statement of operations information for the year ended December 28, 1997 gives effect to (i) first, (a) the sale of the 355 company-owned Arby's restaurants on May 5, 1997, (b) the sale of the C&C carbonated soft drink line on July 18, 1997, (c) the sale of the Company's specialty dyes and chemical subsidiary, C.H. Patrick & Co., Inc., on December 23, 1997, (d) the acquisition of Snapple Beverage Corp. ('Snapple') on May 22, 1997 and (e) the acquisition of Cable Car Beverage Corporation on November 25, 1997 (collectively, the '1997 Transactions,' each of which is described in detail in the Form 10-K); (ii) second, the issuance on February 9, 1998 of the Company's zero coupon convertible subordinated debentures due 2018 with an aggregate principal amount at maturity of $360,000,000 resulting in proceeds to the Company of $100,163,000 before placement fees and other related fees and expenses aggregating approximately $4,000,000 and the use of $25,563,000 of such proceeds to purchase 1,000,000 of the Company's Shares for treasury (collectively, the '1998 Offering,' as described in detail in the Form 10-Q), (iii) third, the issuance of $300,000,000 of 10 1/4% senior subordinated notes due 2009 (the 'Notes') and the borrowing of $475,000,000 of term loans under a new credit facility (the 'New Credit Facility') on February 25, 1999 and the use of (a) $287,056,000 to redeem the Company's 9 3/4% senior secured notes due 2000 (the '9 3/4% Senior Notes') and pay the related redemption premium and accrued interest thereon, (b) $285,934,000 to repay term loans and accrued interest thereon under a previously existing credit facility, (c) $17,250,000 to acquire Millrose Distributors, Inc. ('Millrose') and (d) approximately $30,000,000 to pay related fees and expenses (collectively, the '1999 Refinancings'), and (iv) fourth, the assumed purchase pursuant to the Offer of 5,500,000 Shares at (a) a $16.25 price per share and
(b) an $18.25 price per share and payment of estimated related fees and expenses of $1,000,000. The pro forma balance sheet information as of December 28, 1997 and the pro forma statement of operations information for the nine months ended September 27, 1998 gives effect to (i) first, the 1998 Offering,
(ii) second, the 1999 Refinancings and (iii) third, the assumed purchase pursuant to the Offer of 5,500,000 Shares. The pro forma balance sheet information as of September 27, 1998 gives effect to (i) first, the 1999 Refinancings and (ii) second, the Offer. The adjustments to the pro forma statement of operations information for both periods were determined as if such transactions occurred on January 1, 1997. The adjustments to the pro forma balance sheet information as of December 28, 1997 and September 27, 1998 were determined as if such transactions occurred on each such date, respectively. Such pro forma adjustments are described in the accompanying Notes to Summary Unaudited Pro Forma Consolidated Financial Information which should be read in conjunction with this pro forma information.

     The summary unaudited pro forma consolidated financial information should be read in conjunction with the Summary Unaudited Historical Consolidated Financial Information included elsewhere herein and the Company's consolidated financial statements and notes thereto in the Form 10-K and Form 10-Q. The unaudited pro forma consolidated financial information does not purport to be indicative of the actual consolidated financial position or results of operations of the Company had such transactions, as applicable, actually been consummated on September 27, 1998, December 28, 1997 or January 1, 1997 or of the future consolidated financial position or results of operations of the Company.

     The Offer is subject to certain conditions and there can be no assurance the Offer will be consummated.

                                                                   YEAR ENDED DECEMBER 28, 1997
                                            ---------------------------------------------------------------------------
                                                                                               PRO FORMA FOR THE 1997
                                                                              PRO FORMA        TRANSACTIONS, THE 1998
                                                            PRO FORMA       FOR THE 1997         OFFERING, THE 1999
                                                           FOR THE 1997     TRANSACTIONS,           REFINANCINGS
                                             PRO FORMA     TRANSACTIONS   THE 1998 OFFERING         AND THE OFFER
                                            FOR THE 1997   AND THE 1998     AND THE 1999      -------------------------
                                            TRANSACTIONS     OFFERING       REFINANCINGS       AT $16.25     AT $18.25
                                            ------------   ------------   -----------------   -----------   -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS INFORMATION:
     Revenues.............................    $980,255       $980,255         $ 992,543        $ 992,543     $ 992,543
     Operating profit.....................      31,291         31,291            33,112           33,112        33,112
     Loss from continuing operations......     (21,785)       (26,049)          (34,245)         (34,245)      (34,245)
     Loss before extraordinary items......     (21,785)       (26,049)          (34,245)         (34,245)      (34,245)
     Net loss.............................     (21,785)       (26,049)          (34,245)         (34,245)      (34,245)
     Loss per share (basic and diluted):
          Continuing operations...........        (.69)          (.85)            (1.12)           (1.37)        (1.37)
          Discontinued operations.........          --             --                --               --            --
          Extraordinary items.............          --             --                --               --            --
          Net loss........................        (.69)          (.85)            (1.12)           (1.37)        (1.37)
     Weighted average common shares (basic
       and diluted).......................      31,552         30,552            30,552           25,052        25,052
     Deficiency of earnings to cover fixed
       charges............................     (23,651)       (30,314)          (42,187)         (42,187)      (42,187)

                                                                               DECEMBER 28, 1997
                                                            --------------------------------------------------------
                                                                                             PRO FORMA FOR THE 1998
                                                                             PRO FORMA         OFFERING, THE 1999
                                                                            FOR THE 1998          REFINANCINGS
                                                             PRO FORMA        OFFERING           AND THE OFFER
                                                            FOR THE 1998    AND THE 1999    ------------------------
                                                              OFFERING      REFINANCINGS    AT $16.25     AT $18.25
                                                            ------------    ------------    ----------    ----------
BALANCE SHEET INFORMATION:
     Working capital.....................................    $   200,686     $  358,369     $  267,994    $  256,994
     Total assets........................................      1,079,473      1,245,388      1,155,013     1,144,013
     Total assets less unamortized costs in excess of net
       assets of acquired companies......................        800,248        954,076        863,701       852,701
     Total indebtedness..................................        719,175        922,675        922,675       922,675
     Stockholders' equity (deficit)......................         18,425          2,524        (87,851)      (98,851)
     Book value (deficit) per share......................            .60            .08          (3.50)        (3.94)
     Common shares outstanding...........................         30,597         30,597         25,097        25,097

                                                                        NINE MONTHS ENDED SEPTEMBER 27, 1998
                                                             ----------------------------------------------------------
                                                                                               PRO FORMA FOR THE 1998
                                                                              PRO FORMA          OFFERING, THE 1999
                                                                             FOR THE 1998           REFINANCINGS
                                                              PRO FORMA        OFFERING            AND THE OFFER
                                                             FOR THE 1998    AND THE 1999    --------------------------
                                                               OFFERING      REFINANCINGS     AT $16.25      AT $18.25
                                                             ------------    ------------    -----------    -----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIO)
STATEMENT OF OPERATIONS INFORMATION:
     Revenues.............................................     $651,975        $661,596       $ 661,596      $ 661,596
     Operating profit.....................................       61,497          63,369          63,369         63,369
     Income from continuing operations....................       11,352           3,698           3,698          3,698
     Income before extraordinary items....................       13,952           6,298           6,298          6,298
     Net income...........................................       13,952           6,298           6,298          6,298
     Income per share:
          Basic:
            Continuing operations.........................          .37             .12             .15            .15
            Discontinued operations.......................          .09             .09             .10            .10
            Extraordinary items...........................           --              --              --             --
            Net income....................................          .46             .21             .25            .25
          Diluted:
            Continuing operations.........................          .36             .12             .14            .14
            Discontinued operations.......................          .08             .08             .10            .10
            Extraordinary items...........................           --              --              --             --
            Net income....................................          .44             .20             .24            .24
     Weighted average common shares:
          Basic...........................................       30,527          30,527          25,027         25,027
          Diluted.........................................       31,994          31,994          26,494         26,494
     Ratio of earnings to fixed charges...................          1.4x            1.2x            1.2x           1.2x

                                                                                      SEPTEMBER 27, 1998
                                                                           ----------------------------------------
                                                                                            PRO FORMA FOR THE 1999
                                                                                                 REFINANCINGS
                                                                            PRO FORMA           AND THE OFFER
                                                                           FOR THE 1999    ------------------------
                                                                           REFINANCINGS    AT $16.25     AT $18.25
                                                                           ------------    ----------    ----------
BALANCE SHEET INFORMATION:
     Working capital....................................................    $   386,157    $  295,782    $  284,782
     Total assets.......................................................      1,262,263     1,171,888     1,160,888
     Total assets less unamortized costs in excess of net assets of
       acquired companies...............................................        980,504       890,129       879,129
     Total indebtedness.................................................        926,148       926,148       926,148
     Stockholders' equity (deficit).....................................         (7,307)      (97,682)     (108,682)
     Book value (deficit) per share.....................................           (.25)        (4.10)        (4.56)
     Common shares outstanding..........................................         29,310        23,810        23,810

                      NOTES TO SUMMARY UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     The pro forma adjustments made to adjust historical consolidated statement of operations information (i) for the year ended December 28, 1997 for the effects of the 1997 Transactions and the 1998 Offering and (ii) for the nine months ended September 27, 1998 for the effects of the 1998 Offering are described in detail in the 'Unaudited Pro Forma Condensed Consolidated Financial Statements' section of the Company's Amendment No. 1 to a Registration Statement on Form S-3 as filed with the Securities and Exchange Commission ('SEC') on May 22, 1998 (the 'Amended Form S-3'). In addition to the pro forma adjustments set forth in the Amended Form S-3, the pro forma statement of operations information for the year ended December 28, 1997 set forth herein reflects the elimination of discontinued operations and extraordinary items (which were not required to be presented for pro forma disclosure purposes in the Amended Form S-3) related to the 1997 Transactions. The pro forma adjustments made to adjust historical balance sheet information as of December 28, 1997 for the effects of the 1998 Offering are described in detail in the 'Unaudited Pro Forma Condensed Consolidated Financial Statements' section of the Company's Registration Statement on Form S-3 as filed with the SEC on May 5, 1998.

     The following notes describe the additional pro forma adjustments relating to the 1999 Refinancings and the Offer.

THE 1999 REFINANCINGS

     The pro forma adjustments made to adjust historical statement of operations information for both periods for the effect of the 1999 Refinancings were:

(1) To reflect the results of operations of Millrose net of the elimination of sales and cost of sales between the Company and Millrose as follows (in thousands):

                                                                                             NINE MONTHS
                                                                             YEAR ENDED         ENDED
                                                                            DECEMBER 28,    SEPTEMBER 27,
                                                                                1997            1998
                                                                            ------------    -------------
Revenues, net of intercompany sales elimination of $23,399 and $20,642...     $ 12,288         $ 9,621
Operating profit.........................................................        1,590           1,699
Net income...............................................................          993           1,635

(2) To increase operating profit by $939,000 and $704,000 for the year ended December 28, 1997 and the nine months ended September 27, 1998 to reflect the estimated effect of (i) the terminations of two employees and (ii) the reductions in salaries of three employees of Millrose (should such employees choose to remain with the Company after the acquisition of Millrose). Such terminations and reductions are in accordance with a signed agreement between such employees and the Company.

(3) To reduce operating profit for amortization, on a preliminary basis, related to the Millrose Acquisition as follows (in thousands):

                                                                                             NINE MONTHS
                                                                             YEAR ENDED         ENDED
                                                                            DECEMBER 28,    SEPTEMBER 27,
                                                                                1997            1998
                                                                            ------------    -------------
To record amortization of costs in excess of net assets of acquired companies of $10,742 resulting from the acquisition of Millrose over an
  estimated useful life of 15 years......................................      $ (716)          $(537)
To reverse reported amortization of intangibles prior to the acquisition
  of Millrose............................................................           8               6
                                                                               ------          ------
                                                                               $ (708)          $(531)
                                                                               ------          ------
                                                                               ------          ------

                      NOTES TO SUMMARY UNAUDITED PRO FORMA
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

(4) To adjust income from continuing operations before taxes (see adjustment (5) below) for the effect of the 1999 Refinancings on interest expense as follows (in thousands):

                                                                                             NINE MONTHS
                                                                             YEAR ENDED         ENDED
                                                                            DECEMBER 28,    SEPTEMBER 27,
                                                                                1997            1998
                                                                            ------------    -------------
To record interest expense on the Notes at 10 1/4%.......................     $(30,750)       $ (23,063)
To record interest expense at a weighted average interest rate of 8.6% on the term loan borrowings initially at $475,000 under the New Credit
  Facility (the 'Term Loans')............................................      (40,563)         (30,027)
To record amortization under the interest rate method on the estimated
  $30,000 of deferred financing costs associated with the Notes and the
  New Credit Facility....................................................       (4,032)          (2,990)
To reverse reported interest expense and, in the 1997 year additional interest added in the pro forma adjustments for the 1997 Transactions related to the acquisition of Snapple, on the 9 3/4% Senior Notes and
  the term loans under the previous credit agreement.....................       57,095           39,087
To reverse reported amortization and, in the 1997 year additional amortization added in the pro forma adjustments for the 1997
  Transactions related to the acquisition of Snapple, of deferred financing costs associated with the 9 3/4% Senior Notes and the
  previous credit agreement..............................................        4,561            3,402
                                                                            ------------    -------------
                                                                              $(13,689)       $ (13,591)
                                                                            ------------    -------------
                                                                            ------------    -------------

  If the assumed weighted average interest rate on the term loan borrowings under the New Credit Facility changed by .25%, the pro forma interest expense would change by $1,181,000 and $874,000 for the year ended December 28, 1997 and the nine months ended September 27, 1998, respectively.

(5) To adjust income from continuing operations for the income tax effect of the above pro forma adjustments (1) through (4) relating to the 1999 Refinancings (in thousands):

                                                                                             NINE MONTHS
                                                                             YEAR ENDED         ENDED
                                                                            DECEMBER 28,    SEPTEMBER 27,
                                                                                1997            1998
                                                                            ------------    -------------
To reflect the income tax benefit related to the interest expense on the
  Notes and Term Loans at the weighted average incremental Federal and state income tax rate of 37.1%, based on the expected allocation of
  such new debt by entity................................................     $ 27,953        $  20,805
To reverse the income tax benefit related to the reported interest expense and the interest expense added in the pro forma adjustments for the weighted average incremental Federal and state income tax rates of
  37.7% and 36.9% for the year ended December 28, 1997 and the nine months ended September 27, 1998, respectively, based on the entities to
  which such interest related............................................      (23,255)         (15,695)
To reflect an income tax provision on Millrose's pretax income at
  Millrose's incremental Federal and state incremental income tax rate of
  40.9% during the period from January 1, 1998 to September 30, 1998 and reverse an existing income tax benefit of $40. Such provision is not reflected in Millrose's 1998 reported results of operations due to its
  Subchapter S status effective January 1, 1998..........................       --                 (767)

                                                  (table continued on next page)

                      NOTES TO SUMMARY UNAUDITED PRO FORMA
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

(table continued from previous page)

                                                                                             NINE MONTHS
                                                                             YEAR ENDED         ENDED
                                                                            DECEMBER 28,    SEPTEMBER 27,
                                                                                1997            1998
                                                                            ------------    -------------
To reflect the income tax provision on pro forma adjustment (2) and an income tax provision or benefit on the net increase (decrease) in pretax income for the intercompany eliminations in pro forma adjustment (1), both at Millrose's incremental Federal and state income
  tax rate of 40.9%......................................................         (429)            (214)
                                                                            ------------    -------------
                                                                              $  4,269        $   4,129
                                                                            ------------    -------------
                                                                            ------------    -------------

     The pro forma adjustments made to adjust historical balance sheet information as of both dates for the effect of the 1999 Refinancings were:

(1) To reflect aggregate net proceeds of $745,000,000 from the issuance of the Notes ($300,000,000, including $20,000,000 to affiliates of the Company) and borrowings of the term loans under the New Credit Facility ($475,000,000, including current portion of $6,550,000), less the payment of estimated deferred financing costs ($30,000,000).

(2) To reflect aggregate debt repayments and related accrued interest of $584,700,000 and $568,402,000 as of December 28, 1997 and September 27,
    1998, respectively, consisting of (i) the repayment of amounts due under the previous credit agreement consisting of principal of $296,500,000 and $287,298,000, respectively, (including current portion of $12,300,000 and $13,096,000, respectively) and accrued interest of $2,028,000 and $1,843,000, respectively, and (ii) the early extinguishment of the 9 3/4% Senior Notes consisting of principal of $275,000,000 as of both dates and accrued interest of $11,172,000 and $4,261,000, respectively.

(3) To reflect the acquisition of Millrose for a purchase price of $17,250,000 allocated in accordance with the purchase method of accounting, on a preliminary basis, as follows (in thousands):

                                                                            DECEMBER 28,    SEPTEMBER 27,
                                                                                1997            1998
                                                                            ------------    -------------
Working capital..........................................................     $  3,718         $ 5,178
Total assets.............................................................       17,952          18,242
Total assets less unamortized costs in excess of net assets of acquired
  companies..............................................................        5,865           7,500

(4) To reflect (i) the payment of the $7,662,000 redemption premium on the 9 3/4% Senior Notes (ii) the write-off of $16,866,000 and
    $13,501,000 of previously unamortized deferred financing costs relating to the refinanced debt as of December 28, 1997 and September 27, 1998, respectively, and (iii) the related income tax benefit of $9,000,000 and $7,762,000, as of December 28, 1997 and September 27, 1998, respectively.

(5) To reflect the elimination of balances between the Company's receivables and Millrose's accounts payable of $186,000 and $311,000 as of December 28, 1997 and September 27, 1998, respectively.

(6) To reflect an adjustment of $373,000 and $452,000 as of December 28, 1997 and September 27, 1998, respectively, to reduce inventories for the profit in inventories from sales by the Company to Millrose.

THE OFFER

     The pro forma effect of the Offer on the historical statement of operations information for both periods was limited to adjusting the historical basic and diluted earnings per share to reflect the reduction in the weighted average number of basic and diluted shares for the 5,500,000 Shares assumed to be repurchased pursuant to the Offer. No pro forma adjustment to interest expense or income is

                      NOTES TO SUMMARY UNAUDITED PRO FORMA
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

required since the cash required to consummate the Offer is available from the excess proceeds from the 1999 Refinancings for which no interest income had been assumed in the pro forma adjustments for the 1999 Refinancings.

     The pro forma effect of the Offer on the historical balance sheet information for both periods was to adjust cash and stockholders' equity (deficit) for the aggregate costs to repurchase the maximum 5,500,000 Shares pursuant to the Offer ($90,375,000 based on the minimum per share price of $16.25 and $101,375,000 based on the maximum per share price of $18.25), each including an estimated $1,000,000 of related fees and expenses. The Offer is subject to a minimum purchase of 3,500,000 shares, subject to waiver by the Company in its sole discretion. The book value (deficit) per share for both periods was adjusted for the 5,500,000 Shares assumed to be repurchased pursuant to the Offer.

     For purposes of calculating the pro forma ratio of earnings to fixed charges or the deficiency of earnings to cover fixed charges, 'earnings' consists of pro forma income (loss) from continuing operations before income taxes and minority interests plus fixed charges. 'Fixed charges' consist of (i) pro forma interest on all indebtedness, including amortization of deferred financing costs and original issue discount relating to pro forma long-term debt and (ii) the interest portion of rent expense, which is deemed for this purpose to be approximately one-third of rent expense.

     The Company intends to file its Annual Report on Form 10-K for the fiscal year ended January 3, 1999 (the '1998 Form 10-K') with the Commission on or about April 5, 1999 and plans to issue a press release at or prior to such time presenting its financial performance for its fiscal year and quarterly period ended January 3, 1999. The Company intends to supplement the Issuer Tender Offer Statement on Schedule 13E-4 (the 'Schedule 13E-4') of which this Offer to Purchase forms a part to incorporate such financial results. Stockholders are encouraged to review the 1998 Form 10-K and the supplement in connection with any decision made with respect to the Offer. Stockholders may obtain a copy of the 1998 Form 10-K, the Schedule 13E-4 and any supplements and amendments to the
Schedule 13E-4 from the Company in the manner provided in Section 17 under the heading 'Miscellaneous.'

10. SOURCE AND AMOUNT OF FUNDS

     Assuming that the Company purchases 5,500,000 Shares pursuant to the Offer at a price of $18.25 per Share, the Company estimates that the total amount required by the Company to purchase such Shares and pay related fees and expenses will be approximately $101.4 million.

     The Company will fund the purchase of Shares and the payment of related fees and expenses from its working capital, a portion of which was received from dividends paid by certain subsidiaries of the Company. The subsidiaries obtained the funds for these dividends from cash on hand and from borrowings made under the Credit Agreement, dated as of February 25, 1999 (the 'Credit Agreement'), among Snapple Beverage Corp., Mistic Brands Inc., Cable Car Beverage Corporation, RC/Arby's Corporation and Royal Crown Company, Inc. (collectively, the 'Borrowers'), the financial institutions party thereto (the 'Lenders') , DLJ Capital Funding, Inc. as syndication agent for the Lenders, Morgan Stanley Senior Funding, Inc. as the documentation agent for the Lenders, and The Bank of New York, as the administrative agent for the Lenders.

     The Credit Agreement allows the Borrowers to borrow, on a joint and several basis, up to $535.0 million. The Borrowers borrowed $475.0 million on February 25, 1999. Outstanding borrowings will bear interest at an applicable margin plus, at the Borrowers' option, a base rate or a London inter-bank offered rate ('LIBOR'). The applicable margins range from 2.0% to 2.75% for base rate loans and from 3.0% to 3.75% for LIBOR loans.

     Substantially all of the Company's domestic subsidiaries that are not Borrowers will unconditionally guarantee the Borrowers' obligations under the Credit Agreement. The representations, warranties, covenants, and conditions contained in the Credit Agreement are customary to credit facilities of this nature. The Company currently anticipates that any borrowings under the Credit Agreement will be repaid out of operating cash flows of the Borrowers.

     The preceding description of the Credit Agreement is qualified in its entirety by reference to the text of the Credit Agreement, which is incorporated by reference as an exhibit to the Schedule 13E-4. A copy of the Schedule 13E-4 may be obtained from the Commission in the manner provided in Section 17 under the heading 'Miscellaneous.'

11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES

     As of February 28, 1999, the Company had issued and outstanding 29,317,091 Shares. In addition, 3,407,400 Class A Shares were issuable upon the conversion of Zero Coupon Debentures and 9,125,250 Class A Shares were issuable upon the exercise of outstanding stock options. The 5,500,000 Shares that the Company is offering to purchase represent approximately 18.8% of the Shares then outstanding. As of February 28, 1999, all directors and executive officers of the Company as a group owned beneficially an aggregate of 9,387,994 Shares or approximately 28.9% of the Shares then outstanding (including for such purposes, Shares that may be acquired by such directors and executive officers pursuant to the exercise of outstanding stock options exercisable within 60 days of the date hereof) and Nelson Peltz, the Chairman and Chief Executive Officer of the Company, Peter W. May, President and Chief Operating Officer of the Company, and their affiliates owned beneficially an aggregate of 8,138,500 Shares or approximately 25.9% of the Shares outstanding (including for such purposes, Shares that may be acquired by such directors and executive officers pursuant to the exercise of outstanding stock options exercisable within 60 days of the date hereof). The Company has been advised that no director or executive officer intends to tender Shares pursuant to the Offer. If the Company purchases 5,500,000 Shares pursuant to the Offer and no director or executive officer of the Company tenders Shares, the percentage of outstanding Shares owned beneficially by all of the Company's directors and executive officers as a group would increase to approximately 34.75% of the Shares then outstanding and the percentage of outstanding Shares owned beneficially by Messrs. Peltz and May and their affiliates would increase to approximately 31.5% of the Shares then outstanding (including for such purposes, Shares that may be acquired by such directors and executive officers pursuant to the exercise of outstanding stock options exercisable within 60 days of the date hereof).

     Except for outstanding options to purchase Shares granted from time to time to certain employees (including executive officers) and non-employee directors of the Company, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to the Offer with any other person with respect to securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding or proxies, consents or authorizations.

     There have been no transactions in the Shares that were effected during the last 40 business days by the Company or any of its affiliates, directors or executive officers.

12. REGULATORY APPROVALS

     The Company is not aware of any license or regulatory permit that is material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or take such other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act. The Company's obligation under the Offer to accept Shares for payment is subject to certain conditions. See Section 6.

13. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The United States federal income tax discussion set forth below summarizes the principal United States federal income tax consequences to U.S. Holders (as defined below) whose Shares are purchased by the Company pursuant to the Offer. This summary is included for general information only. This summary is based upon the Internal Revenue Code of 1986, as amended (the 'Code'), existing and proposed Treasury Regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described herein and could be made on a retroactive basis.

     This summary discusses only Shares held as capital assets within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances, or to certain types of stockholders (such as certain financial institutions, dealers or traders in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a 'straddle' or as part of a 'hedging' or 'conversion' transaction, or that have a functional currency other than the United States dollar). For purposes of this summary, a 'U.S. Holder' is a holder of Shares that for

United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the law of the United States or any State thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have authority to control all substantial decisions of the trust. A 'Non-U.S. Holder' is a holder of Shares other than a U.S. Holder. This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of stock options or which were or are subject to forfeiture restrictions). This summary also does not address the state, local or foreign tax consequences of participating in the Offer.

     EACH STOCKHOLDER CONSIDERING WHETHER TO TENDER SHARES SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO SUCH STOCKHOLDER OF PARTICIPATION IN THE OFFER.

     Purchases of Shares by the Company pursuant to the Offer will be taxable transactions for United States federal income tax purposes. As a result of any such purchase, the U.S. Holder will, depending on such stockholder's particular circumstances, be treated as either having sold or exchanged its Shares or as having received a dividend distribution from the Company, with the tax consequences described below.

     The Company cannot predict the extent to which the Offer may be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer may cause the Company to accept fewer Shares than are tendered. Therefore, there can be no assurance that a sufficient number of any particular stockholder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange for federal income tax purposes rather than as a dividend distribution, pursuant to the rules discussed below.

     Under Section 302(a) of the Code, a U.S. Holder whose disposition of Shares pursuant to the Offer satisfies one of the three tests described below will be treated as having disposed of such Shares in a sale or exchange. Such stockholder will recognize capital gain or loss equal to the difference between the cash received and its tax basis in such Shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for such Shares exceeds one year as of the date of purchase by the Company pursuant to the Offer. In the case of a U.S. Holder that is an individual, long-term capital gains will be subject to a maximum federal income tax rate of 20%. Certain limitations apply to the deductibility of capital losses by U.S. Holders.

     Under the Code, a U.S. Holder whose disposition of Shares pursuant to the Offer does not satisfy one of the three tests described in the following paragraph will be treated as receiving a dividend in the amount of the gross proceeds realized from the disposition, to the extent that the Company has sufficient current and accumulated earnings and profits. Such a dividend would be includible in the U.S. Holder's gross income as ordinary income without reduction for the tax basis of the Shares exchanged, and no loss would be recognized. In addition, the tax basis of such Shares will generally be added to the tax basis of any Shares retained by the U.S. Holder. To the extent a corporate U.S. Holder receives such a dividend, it will be eligible for a dividends received deduction (subject to applicable limitations) and subject to the 'extraordinary dividend' rules of the Code. Gross proceeds in excess of the amount of the Company's current and accumulated earnings and profits will reduce the U.S. Holder's tax basis in its Shares, and any gross proceeds in excess of the U.S. Holder's tax basis in its Shares will be treated as capital gain from the sale or exchange of Shares.

     Under Section 302 of the Code, a U.S. Holder will receive sale or exchange treatment upon the Company's purchase of Shares pursuant to the Offer if such U.S. Holder: (i) disposes of Shares such that there is a 'complete redemption' of such stockholder's equity interest in the Company, (ii) satisfies a 'substantially disproportionate' redemption test, or (iii) otherwise demonstrates that the disposition of Shares is 'not essentially equivalent to a dividend.' In applying each of these tests, in addition to Shares actually owned by a U.S. Holder, such stockholder will be deemed to constructively own Shares actually or constructively owned by certain related entities and individuals, as provided in the rules under section 318(a) of the Code. In addition, if a U.S. Holder sells Shares to persons other than the Company at or about the time such stockholder also sells Shares pursuant to the

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

Offer, and the various sales effected by the stockholder are part of an overall plan to reduce or terminate such stockholder's proportionate interest in the Company, then the sales to persons other than the Company may, for federal income tax purposes, be integrated with the stockholder's exchange of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the stockholder satisfies any of these tests.

     The disposition of Shares by a U.S. Holder pursuant to the Offer will result in a 'complete redemption' of the U.S. Holder's equity interest in the Company if all of the Shares actually and constructively owned by the U.S. Holder are disposed of pursuant to the Offer. In applying the 'complete redemption' test, certain U.S. Holders may be able to waive the application of constructive ownership through the family attribution rules, provided that the provisions of section 302(c) of the Code and the Treasury Regulations thereunder are complied with.

     The disposition of Shares by a U.S. Holder pursuant to the Offer will be 'substantially disproportionate' if the percentage of the outstanding voting stock of the Company actually and constructively owned by the U.S. Holder immediately following such disposition (treating all Shares purchased by the Company pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by the U.S. Holder immediately before such disposition (treating all Shares purchased by the Company pursuant to the Offer as outstanding). Such stockholder's actual and constructive ownership of the Company's common stock, including both voting and nonvoting stock, must also meet the 80% requirement of the preceding sentence (on an aggregate basis and by reference to fair market value).

     In order to be 'not essentially equivalent to a dividend,' a disposition of Shares pursuant to the Offer must result in a 'meaningful reduction' in the U.S. Holder's proportionate interest in the Company. The IRS has indicated in published rulings that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (an interest of 1% or less should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a 'meaningful reduction.' A U.S. Holder who intends to qualify for sale or exchange treatment by demonstrating that proceeds received from the Company are 'not essentially equivalent to a dividend' is strongly urged to consult its tax advisor because this test will be met only if the reduction in its proportionate interest in the Company is 'meaningful' given its particular facts and circumstances in the context of the Offer.

     Stockholders, none of whose Shares are exchanged pursuant to the Offer, will not incur any United States federal income tax liability as a result of the consummation of the Offer.

     See Section 3 for a discussion of backup withholding, and United States federal income tax withholding as applied to payments made to Non-U.S. Holders.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER CONSIDERING WHETHER TO TENDER ITS SHARES IS URGED TO CONSULT AND RELY ON THE STOCKHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE STOCKHOLDER OF SELLING SHARES PURSUANT TO THE OFFER, INCLUDING THE APPLICATION OF FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

14. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

     The Company expressly reserves the right, in its sole discretion, at any time or from time to time, and regardless of whether or not any of the events set forth in Section 6 have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 4. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or

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

postponement to the Depositary and making a public announcement thereof. Additionally, in certain circumstances, if the Company waives any of the conditions of the Offer set forth in Section 6, it may be required to extend the Expiration Date of the Offer. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) of the Exchange Act, which requires that the Company pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall have been deemed by the Company to have occurred to amend the Offer in any respect. Amendments to the Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law (including Rule 13e-4(e)(2) promulgated under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Business Wire.

     If the Company materially changes the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) of the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in the dealer's soliciting fee or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Commission has stated that as a general rule, it is of the view that an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the Dealer Manager's fee, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such ten business days.

15. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, the Company believes that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted from such exchange.

     The Shares are currently 'margin securities' under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be 'margin securities' for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

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16. FEES AND EXPENSES

     Wasserstein Perella & Co., Inc. is acting as financial advisor and Dealer Manager for the Company in connection with the Offer and will receive a fee of $100,000 upon commencement of the Offer and $400,000 upon acceptance for payment of Shares pursuant to the Offer. The Dealer Manager also will be reimbursed by the Company for certain out-of-pocket expenses, including attorneys' fees, and will be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection with the Offer.

     The Dealer Manager has rendered and is expected to continue to render various investment banking and other advisory services to the Company and its subsidiaries, including acting as a Placement Agent in connection with the offering of 10 1/4% senior subordinated notes by subsidiaries of the Company. The Dealer Manager has received, and will continue to receive, customary compensation from the Company and its subsidiaries for such services.
In addition, the Dealer Manager performed financial advisory services for Messrs. Peltz and May in connection with their proposal to acquire all of the outstanding Shares of the Company, which has been withdrawn.

     The Company has retained Harris Trust and Savings Bank, as Depositary and Georgeson & Company Inc. as Information Agent, in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the Depositary and the Information Agent against certain liabilities, including liabilities under the federal securities laws, in connection with the Offer. Neither the Depositary nor the Information Agent has been retained to make solicitations or recommendations in their respective roles as Depositary and Information Agent.

     The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the fee of the Dealer Manager). The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. No broker, dealer, commercial bank or trust company has been authorized to act as agent for the Company for the purpose of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17. MISCELLANEOUS

     The Company's Annual Report on Form 10-K for the fiscal years ended December 31, 1996 and December 28, 1997, and the Company's Quarterly Report on Form 10-Q for the quarterly periods ended September 28, 1997 and September 27, 1998 have been filed with the Commission. The Company's Current Reports on Form 8-K filed on October 13, 1998, October 20, 1998, November 5, 1998, November 12, 1998, February 3, 1999, February 4, 1999, February 26, 1999 and March 11, 1999
have also been filed with the Commission. Copies of such documents may be obtained from Triarc Companies, Inc.; 280 Park Avenue, New York, New York 10017,
Attention: Investor Relations; Telephone: (212) 451-3000, or from the Company's web site at http://www.triarc.com.

     The Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial statements and other matters. Certain information as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is filed with the Commission. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission, which includes certain additional information with respect to the Offering. Such reports, as well as such other material, may be inspected and copies obtained at prescribed rates at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; and should also be available for inspection and copying at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained by mail, upon

                                       36


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

payment of the Commission's customary fees, from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and other information related to registrants that file electronically with the Commission. Such reports, proxy statements and other information also should be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York. The Company's
Schedule 13E-4 may not be available at the Commission's regional offices.

     The Offer is not being made to, nor will the Company accept tenders from or on behalf of, holders of Shares in any state of the United States or any foreign jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such state or foreign jurisdiction. The Company is not aware of any state or foreign jurisdiction the laws of which would prohibit the Offer or such acceptance. If the Company becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those states or foreign jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Wasserstein Perella & Co., Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                                          TRIARC COMPANIES, INC.

March 12, 1999

                                       37


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

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent to or delivered by each stockholder or such stockholder's brokers, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

                          The Depositary for the Offer is:

                            HARRIS TRUST AND SAVINGS BANK

               By Mail                          Facsimile Transmission              By Hand or Overnight Delivery
    Harris Trust and Savings Bank                   (212) 701-7636                  Harris Trust and Savings Bank
 c/o Harris Trust Company of New York        Confirm Receipt of Facsimile        c/o Harris Trust Company of New York
         Wall Street Station                         by Telephone                           Receive Window
            P.O. Box 1010                           (212) 701-7624                        Wall Street Plaza
    New York, New York 10268-1010                                                     88 Pine Street, 19th Floor
                                                                                       New York, New York 10005

     Please contact the Information Agent at the telephone numbers and address below with any questions or requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery.

                       The Information Agent for the Offer is:

                        [GEORGESON & COMPANY INC. LOGO]
                               Wall Street Plaza
                            New York, New York 10005
                         (212) 440-9800 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 223-2064

                        The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.
                              31 West 52nd Street
                            New York, New York 10019
                                 (212) 969-2700








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